Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS STRONG FIRST QUARTER RESULTS

Company Raises Full-Year 2024 EPS Outlook
Grows Development Pipeline by 8% and System Size by 4%
Board Increases Share Repurchase Authorization by $400 Million
PARSIPPANY, N.J., April 24, 2024 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended March 31, 2024. Highlights include:
•Global RevPAR grew 1% in constant currency and ancillary revenues grew 8% compared to first quarter 2023.
•System-wide rooms grew 4% year-over-year.
•Opened over 13,000 rooms, representing a year-over-year increase of 27%.
•Awarded 171 development contracts, an increase of 8% year-over-year.
•Development pipeline grew 1% sequentially and 8% year-over-year to a record 243,000 rooms.
•Entered upscale extended stay segment through a strategic relationship with WaterWalk Extended Stay by Wyndham.
•Net cash provided by operating activities of $76 million and adjusted free cash flow of $102 million.
•Returned $89 million to shareholders through $57 million of share repurchases and quarterly cash dividends of $0.38 per share.
“We’re thrilled to announce another strong quarter of progress in our executions, openings, franchisee retention and net room growth around the world,” said Geoff Ballotti, president and chief executive officer. “Increased interest from hotel owners in our brands has propelled our development pipeline to a record 243,000 rooms, marking an impressive 8% increase. Our strong balance sheet and cash flow generation capabilities provide significant opportunity to continue to enhance returns to our shareholders over both the short and long-term, as evidenced by our Board of Directors' approval of a $400 million increase in our share repurchase authorization.”
System Size and Development

	Rooms
	March 31, 2024	March 31, 2023	YOY Change (bps)
United States	499,100	494,400	100
International	377,200	350,400	760
Global	876,300	844,800	370

The Company's global system grew 4%, reflecting 1% growth in the U.S. and 8% internationally. As expected, these increases included strong growth in both the higher RevPAR midscale and above segments in the U.S. and the direct franchising business in China, which grew 3% and 13%, respectively. The Company remains solidly on track to achieve its net room growth outlook of 3 to 4% for the full year 2024, including an increase in its retention rate compared to 2023.
On March 31, 2024, the Company's global development pipeline consisted of nearly 2,000 hotels and approximately 243,000 rooms, representing another record-high level and an 8% year-over-year increase. Key highlights include:
•15th consecutive quarter of sequential pipeline growth
•5% growth in the U.S. and 9% internationally
•Approximately 69% of the pipeline is in the midscale and above segments, which grew 4% year-over-year
•Approximately 58% of the pipeline is international
•Approximately 79% of the pipeline is new construction, of which approximately 35% has broken ground
RevPAR

	First Quarter 2024	YOY Constant Currency % Change
United States	$41.68	(5%)
International	29.38	14
Global	36.28	1
First quarter global RevPAR increased 1% in constant currency compared to 2023, reflecting a 5% decline in the U.S. and growth of 14% internationally.
In the U.S., the Company lapped the most difficult year-over-year comparisons during the first quarter, resulting in a decline of 440 basis points in occupancy and 50 basis points in ADR. Notably, the Company saw improving trends in March with RevPAR improving 240 basis points compared to February. This improvement marks a significant pivot toward growth, preceding the peak leisure travel season.
Internationally, the Company generated year-over-year RevPAR growth for the first quarter in all regions primarily driven by continued pricing power, with ADR up 12% and occupancy up 2%. The largest contributors to first quarter growth were our Latin America and EMEA regions.

First Quarter Operating Results
•Fee-related and other revenues were $304 million compared to $308 million in first quarter 2023, reflecting a decline of $5 million in royalty and franchise fees, partially offset by an 8% increase in ancillary revenue streams. The decline in royalties and franchise fees was primarily driven by the decline in U.S. RevPAR and the lapping of our highest quarter of other franchise fees, partially offset by global net room growth and higher international RevPAR.
•The Company generated net income of $16 million compared to $67 million in first quarter 2023. The decrease primarily reflects transaction-related expenses resulting from the unsuccessful hostile takeover attempt by Choice Hotels, an impairment charge primarily related to development advance notes and higher interest expense.
•Adjusted EBITDA was $141 million compared to $147 million in first quarter 2023. This decrease included a $10 million unfavorable impact from marketing fund variability, excluding which adjusted EBITDA grew 3% primarily reflecting favorable timing of expenses to better match revenue seasonality.
•Diluted earnings per share was $0.19 compared to $0.77 in first quarter 2023. This decrease reflects lower net income, partially offset by the benefit of a lower share count due to share repurchase activity.
•Adjusted diluted EPS was $0.78 compared to $0.86 in first quarter 2023. This decrease included $0.09 per share related to expected marketing fund variability (after estimated taxes). On a comparable basis, adjusted diluted EPS increased 1% year-over-year as comparable adjusted EBITDA growth and the benefit of share repurchase activity were largely offset by higher interest expense.
•During first quarter 2024, the Company’s marketing fund expenses exceeded revenues by $14 million, in line with expectations; while in first quarter 2023, the Company’s marketing fund expenses exceeded revenues by $4 million, resulting in $10 million of marketing fund variability. The Company continues to expect marketing fund revenues to equal expenses during full-year 2024.
Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
Balance Sheet and Liquidity
The Company generated $76 million of net cash provided by operating activities and adjusted free cash flow of $102 million in first quarter 2024. The Company ended the quarter with a cash balance of $50 million and over $580 million in total liquidity.
The Company’s net debt leverage ratio was 3.4 times at March 31, 2024, within the lower half of the Company’s 3 to 4 times stated target range.
During the first quarter of 2024, the Company executed $275 million of new forward starting interest rate swaps on its Term Loan B Facility, which will begin in fourth quarter 2024 and expire in 2027. The fixed rate of the new swaps is 3.4%. As a result, nearly all the Company's Term Loan B Facility now has a fixed rate through the end of 2027.

Share Repurchases and Dividends
During the first quarter, the Company repurchased approximately 719,000 shares of its common stock for $57 million. The Company's Board of Directors recently increased the Company's share repurchase authorization by $400 million.
The Company paid common stock dividends of $32 million, or $0.38 per share, during first quarter 2024.
Full-Year 2024 Outlook
The Company is updating its outlook as follows to reflect the impact of first quarter share repurchase activity:

	Updated Outlook	Prior Outlook
Year-over-year rooms growth	3 - 4%	3 - 4%
Year-over-year global RevPAR growth	2 - 3%	2 - 3%
Fee-related and other revenues	$1.43 - $1.46 billion	$1.43 - $1.46 billion
Adjusted EBITDA	$690 - $700 million	$690 - $700 million
Adjusted net income	$341 - $351 million	$341 - $351 million
Adjusted diluted EPS	$4.18 - $4.30	$4.11 - $4.23
Adjusted free cash flow conversion rate	~60%	~60%

NOTE:    Outlook for adjusted EBITDA, adjusted net income, adjusted diluted EPS and adjusted free cash flow conversion rate excludes all expenses and cash outlays associated with the unsuccessful hostile takeover attempt by Choice Hotels.
Year-over-year growth rates for adjusted EBITDA, adjusted net income and adjusted diluted EPS are not comparable due to full-year 2023 marketing fund revenues exceeding expenses by $9 million, which substantially completed the recovery of the $49 million support the Company provided to its owners during COVID. The Company continues to expect marketing fund revenues to equal expenses during full-year 2024 though seasonality of spend will affect the quarterly comparisons throughout the year.
More detailed projections are available in Table 8 of this press release. The Company is providing certain financial metrics only on a non-GAAP basis because, without unreasonable efforts, it is unable to predict with reasonable certainty the occurrence or amount of all of the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Thursday, April 25, 2024 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at https://investor.wyndhamhotels.com. The conference call may also be accessed by dialing 800 225-9448 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website beginning at noon ET on April 25, 2024. A telephone replay will be available for approximately ten days beginning at noon ET on April 25, 2024 at 800 839-8531.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with approximately 9,200 hotels across over 95 countries on six continents. Through its network of over 876,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 25 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. The Company’s award-winning Wyndham Rewards loyalty program offers approximately 108 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit https://investor.wyndhamhotels.com. The Company may use its website and social media channels as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company's website in the Investors section, which can currently be accessed at https://investor.wyndhamhotels.com or on the Company's social media channels, including the Company's LinkedIn account which can currently be accessed at https://www.linkedin.com/company/wyndhamhotels. Accordingly, investors should monitor this section of the Company's website and the Company's social media channels in addition to following the Company's press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the federal securities laws, including statements related to Wyndham's current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends and restructuring charges. All statements other than historical facts are forward-looking statements. Forward-looking statements include those that convey management's expectations as to the future based on plans, estimates and projections at the time Wyndham makes the statements and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "predict," "intend," "goal," "future," "forward," "remain," "outlook," "guidance," "target," "objective," "estimate," "projection" and similar words or expressions, including the negative version of such words and expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, including inflation, higher interest rates and potential recessionary pressures; global or regional health crises or pandemics (such as the COVID19 pandemic) including the resulting impact on Wyndham's business, operations, financial results, cash flows and liquidity, as well as the impact on its franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising business; Wyndham's relationships with franchisees; the impact of war, terrorist activity, political instability or political strife, including the ongoing conflicts between Russia and Ukraine and between Israel and Hamas, respectively; Wyndham's ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to Wyndham's ability to obtain financing and the terms of such financing, including access to liquidity and capital; and Wyndham's ability to make or pay, plans for and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in Wyndham's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. These risks and uncertainties are not the only ones Wyndham may face and additional risks may arise or become material in the future. Wyndham undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.
# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Maire Griffin Senior Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net revenues
Royalties and franchise fees	$116	$121
Marketing, reservation and loyalty	117	120
Management and other fees	2	3
License and other fees	26	23
Other	43	41
Fee-related and other revenues	304	308
Cost reimbursements	1	5
Net revenues	305	313

Expenses
Marketing, reservation and loyalty	131	124
Operating	19	20
General and administrative	28	30
Cost reimbursements	1	5
Depreciation and amortization	20	19
Transaction-related	41	—
Impairment	12	—
Restructuring	3	—
Separation-related	—	2
Total expenses	255	200

Operating income	50	113
Interest expense, net	28	22

Income before income taxes	22	91
Provision for income taxes	6	24
Net income	$16	$67

Earnings per share
Basic	$0.20	$0.77
Diluted	0.19	0.77

Weighted average shares outstanding
Basic	81.2	86.5
Diluted	81.8	87.1

Table 2
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

The reportable segment presented below represents our operating segment for which separate financial information is available and is utilized on a regular basis by our chief operating decision maker to assess performance and allocate resources. In identifying our reportable segment, we also consider the nature of services provided by our operating segment. Management evaluates the operating results of our reportable segment based upon net revenues and adjusted EBITDA. We believe that adjusted EBITDA is a useful measure of performance for our segment which, when considered with GAAP measures, allows a more complete understanding of our operating performance. We use this measure internally to assess operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Our presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Net revenues
2024	$305	n/a	n/a	n/a	n/a
2023	313	$362	$402	$321	$1,397
Adjusted EBITDA
2024	$158	n/a	n/a	n/a	n/a
2023	164	$175	$215	$173	$727

Corporate and Other
Net revenues
2024	$—	n/a	n/a	n/a	n/a
2023	—	$—	$—	$—	$—
Adjusted EBITDA
2024	$(17)	n/a	n/a	n/a	n/a
2023	(17)	$(17)	$(15)	$(19)	$(68)

Total Company
Net revenues
2024	$305	n/a	n/a	n/a	n/a
2023	313	$362	$402	$321	$1,397
Net income
2024	$16	n/a	n/a	n/a	n/a
2023	67	$70	$103	$50	$289
Adjusted EBITDA
2024	$141	n/a	n/a	n/a	n/a
2023	147	$158	$200	$154	$659

NOTE: Amounts may not add across due to rounding. See Table 7 for reconciliations of Total Company non-GAAP measures and Table 9 for definitions.

Table 3
WYNDHAM HOTELS & RESORTS
CONDENSED CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Operating activities
Net income	$16	$67
Depreciation and amortization	20	19
Payments of development advance notes, net	(31)	(13)
Working capital and other, net	71	20
Net cash provided by operating activities	76	93
Investing activities
Property and equipment additions	(9)	(9)
Loan advances	(15)	—
Net cash used in investing activities	(24)	(9)
Financing activities
Proceeds from long-term debt	48	—
Payments of long-term debt	(8)	—
Dividends to shareholders	(32)	(31)
Repurchases of common stock	(55)	(54)
Other, net	(20)	(10)
Net cash used in financing activities	(67)	(95)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(1)	—
Net decrease in cash, cash equivalents and restricted cash	(16)	(11)
Cash, cash equivalents and restricted cash, beginning of period	66	161
Cash, cash equivalents and restricted cash, end of period	$50	$150

Free Cash Flow:

	Three Months Ended March 31,
	2024	2023
Net cash provided by operating activities	$76	$93
Less: Property and equipment additions	(9)	(9)
Plus: Payments of development advance notes, net	31	13
Free cash flow	98	97
Plus: Transaction-related payments	4	—
Adjusted free cash flow	$102	$97

Table 4
WYNDHAM HOTELS & RESORTS
BALANCE SHEET SUMMARY AND DEBT
(In millions)
(Unaudited)

		As of March 31, 2024	As of December 31, 2023
Assets
Cash and cash equivalents		$50	$66
Trade receivables, net		248	241
Property and equipment, net		83	88
Goodwill and intangible assets, net		3,096	3,104
Other current and non-current assets		587	534
Total assets		$4,064	$4,033

Liabilities and stockholders' equity
Total debt		$2,241	$2,201
Other current liabilities		485	422
Deferred income tax liabilities		325	325
Other non-current liabilities		339	339
Total liabilities		3,390	3,287
Total stockholders' equity		674	746
Total liabilities and stockholders' equity		$4,064	$4,033

Our outstanding debt was as follows:
	Weighted Average Interest Rate (a)	As of March 31, 2024	As of December 31, 2023
$750 million revolving credit facility (due April 2027)	7.2%	$208	$160
$400 million term loan A (due April 2027)	7.2%	379	384
$1.1 billion term loan B (due May 2030)	4.1%	1,121	1,123
$500 million 4.375% senior unsecured notes (due August 2028)	4.4%	495	495
Finance leases	4.5%	38	39
Total debt	5.0%	2,241	2,201
Cash and cash equivalents		50	66
Net debt		$2,191	$2,135
Net debt leverage ratio		3.4x	3.2x

(a)    Represents weighted average interest rates for the first quarter 2024, including the effects of hedging.

Our outstanding debt as of March 31, 2024 matures as follows:
Amount
Within 1 year	$37
Between 1 and 2 years	48
Between 2 and 3 years	48
Between 3 and 4 years	526
Between 4 and 5 years	515
Thereafter	1,067
Total	$2,241

Table 5
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended March 31,
	2024	2023	Change	% Change
Beginning Room Count (January 1)
United States	497,600	493,800	3,800	1%
International	374,200	348,700	25,500	7
Global	871,800	842,500	29,300	3

Additions
United States	7,000	6,100	900	15
International	6,100	4,200	1,900	45
Global	13,100	10,300	2,800	27

Deletions
United States	(5,500)	(5,500)	—	—
International	(3,100)	(2,500)	(600)	(24)
Global	(8,600)	(8,000)	(600)	(8)

Ending Room Count (March 31)
United States	499,100	494,400	4,700	1
International	377,200	350,400	26,800	8
Global	876,300	844,800	31,500	4%

	As of March 31,				FY 2023 Royalty Contribution
	2024	2023	Change	% Change
System Size
United States
Economy	229,700	233,600	(3,900)	(2%)
Midscale and Upper Midscale	248,600	241,700	6,900	3
Upscale and Above	20,800	19,100	1,700	9
Total United States	499,100	494,400	4,700	1%	80%

International
Greater China	172,300	162,100	10,200	6%	3
Rest of Asia Pacific	35,300	30,500	4,800	16	2
Europe, the Middle East and Africa	89,000	79,800	9,200	12	7
Canada	39,800	39,500	300	1	5
Latin America	40,800	38,500	2,300	6	3
Total International	377,200	350,400	26,800	8%	20

Global	876,300	844,800	31,500	4%	100%

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended March 31, 2024	Constant Currency % Change (a)
Regional RevPAR Growth
United States
Economy	$32.95	(8%)
Midscale and Upper Midscale	47.53	(4)
Upscale and Above	87.59	1
Total United States	$41.68	(5%)

International
Greater China	$14.84	10%
Rest of Asia Pacific	31.57	5
Europe, the Middle East and Africa	42.32	10
Canada	41.39	1
Latin America	52.48	41
Total International	$29.38	14%

Global	$36.28	1%

	Three Months Ended March 31,
	2024	2023	% Change (b)
Average Royalty Rate
United States	4.6%	4.5%	3 bps
International	2.4%	2.3%	11 bps
Global	3.8%	3.9%	(4 bps)

(a)    International and global exclude the impact of currency exchange movements.
(b)    Amounts may not recalculate due to rounding.

Table 6
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total System
Global RevPAR
2024	$36.28	n/a	n/a	n/a	n/a
2023	$37.20	$46.47	$49.71	$38.90	$43.10
U.S. RevPAR
2024	$41.68	n/a	n/a	n/a	n/a
2023	$43.84	$55.26	$58.46	$44.06	$50.42
International RevPAR
2024	$29.38	n/a	n/a	n/a	n/a
2023	$27.99	$34.44	$38.05	$32.12	$33.21
Global Rooms
2024	876,300	n/a	n/a	n/a	n/a
2023	844,800	851,500	858,000	871,800	871,800
U.S. Rooms
2024	499,100	n/a	n/a	n/a	n/a
2023	494,400	495,100	495,700	497,600	497,600
International Rooms
2024	377,200	n/a	n/a	n/a	n/a
2023	350,400	356,400	362,300	374,200	374,200

Table 7
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted diluted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered in isolation or as a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP and may not be comparable to similarly-titled measures used by other companies.

Reconciliation of Net Income to Adjusted EBITDA:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2024
Net income	$16
Provision for income taxes	6
Depreciation and amortization	20
Interest expense, net	28
Stock-based compensation	10
Development advance notes amortization	5
Transaction-related (a)	41
Impairment (b)	12
Restructuring costs (c)	3
Adjusted EBITDA	$141

2023
Net income	$67	$70	$103	$50	$289
Provision for income taxes	24	26	33	25	109
Depreciation and amortization	19	19	19	20	76
Interest expense, net	22	24	27	29	102
Early extinguishment of debt (d)	—	3	—	—	3
Stock-based compensation	9	9	10	11	39
Development advance notes amortization	3	4	4	5	15
Transaction-related (a)	—	4	1	5	11
Separation-related (e)	2	(2)	—	—	1
Foreign currency impact of highly inflationary countries (f)	1	1	3	9	14
Adjusted EBITDA	$147	$158	$200	$154	$659

NOTE: Amounts may not add due to rounding.
(a)    Represents costs related to corporate transactions, including Choice Hotels' unsuccessful hostile takeover attempt.
(b)    Primarily represents an impairment of development advance notes as a result of the Company’s evaluation of the recoverability of their carrying value.
(c)    Represents charges associated with the Company's 2024 restructuring plan consisting primarily of employee related costs.
(d)    Relates to non-cash charges associated with the Company's refinancing of its term loan B.
(e)    Represents costs associated with the Company's spin-off from Wyndham Worldwide.
(f)    Relates to the foreign currency impact from hyper-inflation, primarily in Argentina, which is reflected in operating expenses on the income statement.

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended March 31,
	2024	2023
Diluted EPS	$0.19	$0.77

Net income	$16	$67

Adjustments:
Transaction-related	41	—
Impairment	12	—
Acquisition-related amortization expense (a)	7	7
Restructuring costs	3	—
Foreign currency impact of highly inflationary countries	—	1
Separation-related	—	2
Total adjustments before tax	63	10
Income tax provision (b)	15	2
Total adjustments after tax	48	8
Adjusted net income	$64	$75
Adjustments - EPS impact	0.59	0.09
Adjusted diluted EPS	$0.78	$0.86

Diluted weighted average shares outstanding	81.8	87.1

(a)    Reflected in depreciation and amortization on the income statement.
(b)    Reflects the estimated tax effects of the adjustments.

Table 8
WYNDHAM HOTELS & RESORTS
2024 OUTLOOK
As of April 24, 2024
(In millions, except per share data)

2024 Outlook (a)
Fee-related and other revenues	$1,430 – 1,460
Adjusted EBITDA	690 – 700
Depreciation and amortization expense (b)	46 – 48
Development advance notes amortization expense	23 – 25
Stock-based compensation expense	43 – 45
Interest expense, net	118 – 120
Adjusted income before income taxes	454 – 468
Income tax expense (c)	114 – 117
Adjusted net income	$341 – 351

Adjusted diluted EPS	$4.18 – 4.30

Diluted shares (d)	81.6

Capital expenditures	Approx. $40
Development advance notes	Approx. $90

Adjusted free cash flow conversion rate	~60%

Year-over-Year Growth
Global RevPAR	2% – 3%
Number of rooms	3% – 4%

NOTE: Outlook for adjusted EBITDA, adjusted net income, adjusted diluted EPS and adjusted free cash flow conversion rate excludes all expenses and cash outlays associated with unsuccessful hostile takeover attempt by Choice Hotels.
(a)    Year-over-year growth rates for adjusted EBITDA, adjusted net income and adjusted diluted EPS are not comparable due to full-year 2023 marketing fund revenues exceeding expenses by $9 million (before taxes), which substantially completed the recovery of the $49 million support the Company provided to its owners during COVID.
(b)    Excludes amortization of acquisition-related intangible assets of approximately $27 million.
(c)    Outlook assumes an effective tax rate of approximately 25%.
(d)    Excludes the impact of any share repurchases after March 31, 2024.

In determining adjusted EBITDA, interest expense, net, adjusted income before income taxes, adjusted net income, adjusted diluted EPS and adjusted free cash flow conversion rate, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. We are providing these measures on a non-GAAP basis only because, without unreasonable efforts, we are unable to predict with reasonable certainty the occurrence or amount of all the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Table 9
WYNDHAM HOTELS & RESORTS
DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS: Represents net income and diluted earnings per share excluding acquisition-related amortization, impairment charges, restructuring and related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales and foreign currency impacts of highly inflationary countries. The Company calculates the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income excluding net interest expense, depreciation and amortization, early extinguishment of debt charges, impairment charges, restructuring and related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales, foreign currency impacts of highly inflationary countries, stock-based compensation expense, income taxes and development advance notes amortization. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company's definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Comparable Basis: Represents a comparison eliminating the year-over-year variability of the Company's marketing funds.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Free Cash Flow: Reflects net cash provided by operating activities excluding development advances, less capital expenditures. The Company believes free cash flow to be a useful operating performance measure to it and investors. This measure helps the Company and investors evaluate its ability to generate cash beyond what is needed to fund capital expenditures, debt service and other obligations. Notwithstanding cash on hand and incremental borrowing capacity, free cash flow reflects the Company’s ability to grow its business through investments and acquisitions, as well as its ability to return cash to shareholders through dividends and share repurchases or even to delever. Free cash flow is not a representation of how the Company will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.

Adjusted Free Cash Flow: Represents free cash flow excluding payments for transaction-related, restructuring-related and separation-related items.
Adjusted Free Cash Flow Conversion Rate: Represents the percentage of adjusted EBITDA that is converted to adjusted free cash flow and provides insights into how efficiently the Company is able to turn profits into cash available for use, such as for investments (including development advance notes), debt reduction, dividends or share repurchases.
Net Debt Leverage Ratio: Calculated by dividing total debt less cash and cash equivalents by trailing twelve months adjusted EBITDA.
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which the Company receives a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on the Company's franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.